EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 16, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the segment realignments discussed in Notes 3 and 17, as to which the date is May 26, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in 3M Company’s Current Report on Form 8-K dated May 26, 2011.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 27, 2011